SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 30, 2011

    SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in this Charter)

Utah	000-09341	87-0345941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5300 South 360 West, Salt Lake City, Utah	84123
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:  (801) 264-1060

                                    Does Not Apply
(Former name or former address, if changed since last report)

ITEM 8.01. Other Events.

Completion of Coinsurance Transaction with North America Life Insurance Company

On March 30, 2011, Security National Financial Corporation, through its wholly owned subsidiary, Security National Life Insurance Company (“Security National Life”), completed a Coinsurance Agreement with North America Life Insurance Company (“North America Life”), a Texas domiciled insurance company.  Under the terms of the Coinsurance Agreement, Security National Life agreed to reinsure certain insurance policies of North America Life in exchange for the settlement amount of $15,703,641.  Effective as of December 1, 2010, North America Life ceded or transferred to Security National Life, and Security National Life accepted and coinsured all of North America Life’s contractual liabilities under the coinsured policies by means of indemnity reinsurance.  The Coinsurance Agreement was approved by the Texas Department of Insurance.

The Coinsurance Agreement also provides that on and after the effective date of December 1, 2010, Security National Life is entitled to exercise all contractual rights of North America Life under the coinsured policies in accordance with the terms and provisions of such policies.  Moreover, after the closing date of March 30, 2011, Security National Life agreed to be responsible for all of the contractual liabilities under the coinsured policies, including to administer the coinsured policies at its sole expense in accordance with the terms and conditions of a services agreement.

Pursuant to the terms of the Coinsurance Agreement, Security National Life paid a ceding commission to North America Life in the amount of $3,525,875.In addition, North America Life transferred $15,703,641 in assets and $19,229,516 in statutory reserves, or liabilities net of due and deferred premiums, to Security National Life.  The $15,703,641 in assets included $12,990,444 in cash, $8,997 in policy loans, and $2,704,200 in promissory notes secured by real estate properties located in Bexar, Liberty, Travis and Wilson Counties in the State of Texas.  The promissory notes are also guaranteed by business entities and an individual.

ITEM 9.01.  Financial Statements and Exhibits.

(c)	Exhibits

10.1	Coinsurance Agreement between Security National Life Insurance Company and North America Life Insurance Company (excluding schedules)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY NATIONAL FINANCIAL CORPORATION
(Registrant)

Date: May 4, 2011	By: /s/ Scott M. Quist
Scott M. Quist, President